Exhibit 3.3
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF
LEAR CORPORATION

pursuant to Sections 151 and 303 of the
General Corporation Law of the State of Delaware

     The terms of the authorized Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of Lear Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), are set forth below. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed thereto in Section 3.
     Section 1. Designation; Ranking.
     The designation of this series of preferred stock shall be “Series A Convertible Participating Preferred Stock.” Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Series A Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock, if any, and will rank junior to Senior Stock, if any. The Series A Preferred Stock shall be subordinate, and rank junior in right of payment, to all indebtedness of the Corporation.
     Section 2. Number of Shares.
     The number of authorized shares of Series A Preferred Stock shall be 10,896,250. Subject to Section 6(b), such number of authorized shares may, from time to time, be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) stating that such increase or reduction has been so authorized. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.
     Section 3. Definitions.
     “Board” means the Corporation’s Board of Directors or any duly authorized committee thereof.

     “Closing Price” means on any particular date (a) if the Common Stock is then listed or quoted on a Trading Market, (i) the closing price per share of Common Stock on such date on the principal Trading Market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices) or (ii) if there shall have been no sales of Common Stock on such principal Trading Market on such day, the average of the reported closing bid and asked prices per share of Common Stock on such principal Trading Market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices), (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the average of the reported closing bid and asked prices per share of Common Stock so reported or (c) if the shares of Common Stock are not then publicly traded the fair market value as of such date of a share of Common Stock as reasonably determined in good faith by the Board of Directors of the Company.
     “Common Stock” means the common stock of the Corporation, par value $0.01 per share, or any other shares of the capital stock of the Corporation into which such shares of common stock shall be reclassified or changed.
     “Conversion Agent” means Mellon Investor Services LLC, acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.
     “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to the Series A Preferred Stock with respect to the payment of dividends, rights on redemption or the distribution of assets in the event of any Liquidation Event.
     “Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; provided that in no event shall any Organic Change or any other merger or consolidation involving, or any sale of all or substantially all of the assets of, the Corporation be deemed a Liquidation Event.
     “Mandatory Conversion Date” means November ___, 2012; provided that the “Mandatory Conversion Date” shall also mean any earlier date after November ___, 2010 if for 20 Trading Days within any period of 30 consecutive Trading Days ending on such date, the Closing Price (it being understood that only clauses (a) and (b) of the definition of Closing Price shall be applicable for purposes of this definition), of the Common Stock exceeds 135% of the then-applicable Conversion Price for the Series A Preferred Stock.
     “Organic Change” means (i) any consolidation, merger, share exchange or similar transaction of the Corporation with or into another Person pursuant to which the Common Stock is changed into, converted into or exchanged for cash, securities or other property (whether of the Corporation or another Person); (ii) any reorganization, recapitalization or reclassification or similar transaction in which the Common Stock is exchanged for securities other than Common Stock; or (iii) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a consolidation, merger, share exchange or other similar transaction).

     “Parity Stock” means any class or series of stock of the Corporation hereafter authorized that expressly ranks equally with the Series A Preferred Stock with respect to the payment of dividends, rights on redemption or in the distribution of assets in the event of any Liquidation Event.
     “Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, governmental authority, trust, or other entity.
     “Senior Stock” means any class or series of stock of the Corporation hereafter authorized which expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to the payment of dividends, rights on redemption or in the distribution of assets on any Liquidation Event.
     “Stated Value” means, in respect of each share of Series A Preferred Stock, an amount equal to $41.30 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series A Preferred Stock.
     “Trading Day” means (a) if the Common Stock is listed or quoted on a Trading Market, a day on which the principal Trading Market is open for business or (b) if the Common Stock is not listed or quoted on a Trading Market, a business day.
     “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.
     Section 4. Dividends.
     (a) General. Except as provided in Section 4(b), the Series A Preferred Stock shall not bear any mandatory dividend. Except as provided in Section 4(b), the declaration of any dividend payable upon the Series A Preferred Stock shall require the consent of at least seventy-five percent (75%) of the directors of the Corporation who are not employees of the Corporation.
     (b) Participation. In the event the Corporation declares and/or pays any dividend or other distribution on the Common Stock (other than a dividend payable solely in the form of additional shares of Common Stock), the Corporation shall, at the time of such declaration or payment, declare and pay a dividend or other distribution on the Series A Preferred Stock consisting of the dividend or other distribution that would have been payable on the shares of Common Stock issuable upon conversion, in full, of the Series A Preferred Stock if the Series A Preferred Stock had been converted into Common Stock immediately prior to the record date for determination of holders entitled to receive such dividend or other distribution.
     (c) Restrictions. So long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than a dividend payable on Senior Stock and a dividend payable on the Common Stock payable solely in the form of additional shares of Common Stock) unless dividends on the Series A Preferred Stock (including those provided under Section 4(b)), if any, have been paid in full through the most recent dividend payment date. So long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not redeem, repurchase or otherwise acquire directly or indirectly any Junior Stock, other than (i) repurchases of Junior Stock of departing employees and directors of the Corporation (A) in accordance with any management equity plan or agreement or independent director equity plan or agreement, as applicable, or (B) as otherwise approved by the Board and (ii) cash payments made in lieu of fractional shares of Junior Stock that would otherwise be issued upon (x) any conversion, exercise or exchange of any capital stock, option, warrant or other security that is convertible into, or exercisable or exchangeable for, Junior Stock or (y) any reverse split or other combination of Junior Stock.
     (c) Record Date. The Board may fix a record date for the determination of holders of shares of the Common Stock entitled to receive payment of a dividend declared thereon, which record date shall be the same date as the record date for which holders of shares of the Series A Preferred Stock shall be entitled to receive payment of a dividend declared thereon, if applicable, and which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.
     Section 5. Liquidation Event.
     (a) Distributions. Subject to the rights of any Senior Stock in connection therewith, upon any Liquidation Event, each holder of Series A Preferred Stock shall be entitled to be paid, out of assets of the Corporation legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock in connection with such Liquidation Event, an amount per share of Series A Preferred Stock held by such holder equal to the greater of (i) the Stated Value per share of Series A Preferred Stock held by such holder plus an amount equal to all declared and unpaid dividends, if any, with respect to such share calculated through the day immediately prior to the date of such payment (the “Accrued Value”) and (ii) the amount that would be payable to such holder in respect of the Common Stock issuable upon conversion of a share of Series A Preferred Stock held by such holder assuming all outstanding shares of Series A Preferred Stock (including the shares of Series A Preferred Stock held by such holder) were converted into Common Stock immediately prior to the Liquidation Event in accordance with Section 8 (the amount per share of Series A Preferred Stock paid as determined pursuant to this clause (ii), the “As-Converted Per Share Amount”)). Other than as expressly set forth in the immediately foregoing sentence, upon payment of the aggregate amount owed to any holder of Series A Preferred Stock (in its capacity as such) upon a Liquidation Event (as determined in accordance with the immediately foregoing sentence), no such holder of Series A Preferred Stock (in its capacity as such) shall be entitled to any further payments upon the occurrence of any Liquidation Event or otherwise. All shares of Series A Preferred Stock in respect of which the holders have been paid the full amount to which they are entitled under this Certificate of Designations upon the occurrence of a Liquidation Event or for which the full amount to which they are entitled has been made available by the Corporation shall, automatically and without further action on the part of the Corporation or any holder thereof, be cancelled effective upon payment or the making available by the Corporation of such amount.
     (b) Partial Distributions. Subject to the rights of any Senior Stock in connection therewith, if, upon any Liquidation Event, the assets of the Corporation to be distributed in respect of the Series A Preferred Stock and any Parity Stock are insufficient to permit payment in respect thereof of the aggregate amount to which they are entitled under this Certificate of Designations upon such Liquidation Event, then the entire assets available to be distributed to the holders of Series A Preferred Stock and any Parity Stock shall be distributed pro rata among such holders of Series A Preferred Stock and any Parity Stock based upon the aggregate amounts to which they would otherwise be entitled upon such Liquidation Event.
     (c) Residual Distributions. Upon payment in full of all amounts (if any) required to be paid in respect of any Senior Stock, the Series A Preferred Stock and any Parity Stock in connection with a Liquidation Event, the Junior Stock shall be entitled to receive all remaining assets of the Corporation legally available for distribution in accordance with their respective rights and preferences.
     Section 6. Voting Rights.
     (a) The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws and applicable law, and except as otherwise required by applicable law, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders generally for a vote, voting together as a single class with the Common Stock and each other class or series of capital stock of the Corporation entitled to vote as a single class with the Common Stock. Each holder of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock issuable upon conversion of the Series A Preferred Stock (assuming full conversion and aggregation of all fractional shares) held by such holder as of the record date for such vote.
     (b) In addition to the voting rights provided in Section 6(a) to the holders of the Series A Preferred Stock, the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, shall be required for the Corporation to, directly or indirectly, whether by merger, consolidation or otherwise: (i) amend the Certificate of Incorporation or this Certificate of Designations in a manner that adversely alters, modifies or changes the rights, designations or preferences of the holders of Series A Preferred Stock; (ii) authorize or create any class of Senior Stock or Parity Stock; or (iii) increase or decrease the authorized number of shares of Series A Preferred Stock.
     Section 7. Redemption Rights.
     (a) Optional Redemption. The Corporation may, at any time and from time to time, without premium or penalty, redeem all or any portion of the shares of Series A Preferred Stock then outstanding. Upon any such redemption and unless otherwise agreed by any holder of the Series A Preferred Stock, the Corporation shall pay in cash a price per share of Series A Preferred Stock equal to the greater of (i) the Accrued Value and (ii) the As-Converted Per Share

Amount (reasonably determined in good faith by the Board as though a Liquidation Event had occurred on the day immediately prior to the date that the Corporation delivers the notice of redemption) (the “Redemption Price”).
     (b) Notice of Redemption. Except as otherwise provided herein, the Corporation shall publicly announce, or otherwise mail written notice to each record holder of Series A Preferred Stock of, any redemption of any Series A Preferred Stock not more than 60 nor less than 10 days prior to the date on which such redemption is to be made (the date on which such redemption is to be made, the “Redemption Date”). Any holder of Series A Preferred Stock may, by irrevocable notice to the Corporation prior to the date scheduled for such redemption, elect to convert its shares of Series A Preferred Stock into Common Stock pursuant to Section 8 prior to such redemption and may make such election contingent on the consummation of such redemption (but otherwise such election shall be unconditional to be an effective election).
     (c) Redemptions of Less than All Shares. If the Corporation elects to redeem less than all of the shares of Series A Preferred Stock, the aggregate number of shares of Series A Preferred Stock and each class or series of Parity Stock to be redeemed shall be determined by the Corporation with respect to the holders of Series A Preferred Stock and holders of Parity Stock such that the aggregate amount payable to each such holder in respect of such shares of Series A Preferred Stock and/or Parity Stock, as the case may be, upon a Liquidation Event immediately after consummation of such redemption (and after giving effect to any conversion in connection with such redemption) bears, as nearly as practicable, the same proportion to the total amount payable to holders of Series A Preferred Stock and Parity Stock upon a Liquidation Event in respect of such shares immediately prior to consummation of such redemption (and after giving effect to any conversion in connection with such redemption). In the event that the Series A Preferred Stock is certificated and fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred Stock shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares of Series A Preferred Stock.
     (d) Redemption Price. For each share of Series A Preferred Stock which is to be redeemed hereunder, the Corporation shall pay on the Redemption Date to the holder thereof (to the extent certificated, upon surrender by such holder at the Corporation’s principal office of the certificate representing such share) the Redemption Price; provided that, to the extent that such notice is provided in connection with an Organic Change, the Corporation may condition its obligations to consummate such redemption on the consummation of such Organic Change and may, without penalty or liability, withdraw any notice of redemption and its obligation to redeem thereunder if the Organic Change transaction is terminated or to be terminated. To the fullest extent permitted by applicable law, if the Corporation pays or otherwise makes available to the holders of the Series A Preferred Stock to be redeemed the Redemption Price when and as required, the shares of Series A Preferred Stock shall be cancelled notwithstanding failure of the holder thereof to return the certificate representing such shares (if certificated).
     (e) Other Redemptions or Acquisitions. The Series A Preferred Stock shall have no maturity date or scheduled redemption date. Nothing herein shall be deemed to limit the right of the Corporation to repurchase Series A Preferred Stock from time to time. In no event shall the

Corporation repurchase any shares of Series A Preferred Stock to the extent that such purchase would render the Corporation insolvent or otherwise violate applicable law.
     Section 8. Conversion.
     (a) Upon Election by Holders. Any holder of Series A Preferred Stock may elect, by written notice to the Corporation at any time and from time to time, to cause the Corporation to convert all or any portion of the shares of Series A Preferred Stock held by such holder, as specified by such holder in such notice, into shares of Common Stock on the terms described below. Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock pursuant to this Section 8(a) is to be made in connection with an Organic Change, the conversion of any shares of Series A Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such Organic Change, in which case such conversion shall be deemed to be effective simultaneously with the consummation of such Organic Change. A holder of Series A Preferred Stock must do each of the following in order to convert shares of Series A Preferred Stock: (i) complete and manually sign the conversion notice provided by the Conversion Agent, and deliver such notice to the Conversion Agent; (ii) to the extent certificated, deliver a certificate or certificates to the Conversion Agent representing the shares of Series A Preferred Stock to be converted to the Conversion Agent; (iii) if required by applicable law, furnish appropriate endorsements and transfer documents; and (iv) if required, pay any stock transfer, documentary, stamp or similar taxes. The date on which a holder of Series A Preferred Stock complies with the procedures in this Section 8(a) with regard to the conversion of shares of Series A Preferred Stock (or in the case of an election conditioned upon the consummation of an Organic Change, such later date specified in a holder’s written notice) is referred to as the “Conversion Date” applicable to such shares. The Conversion Agent shall, on behalf of the holder of such Series A Preferred Stock, convert the shares of Series A Preferred Stock into shares of Common Stock in accordance with the terms of the notice delivered by such holder described above. On the Conversion Date, the shares of Series A Preferred Stock so converted will be cancelled and will cease to be issued and outstanding (and all rights of a holder of such Series A Preferred Stock (in its capacity as such) shall terminate without further liability to, or obligation of, the Corporation effective as of the Conversion Date) and the Common Stock issued upon such conversion in respect thereof shall be issued and outstanding (and no holder of shares of Series A Preferred Stock to be converted shall have any rights prior to the Conversion Date in respect of such Common Stock issued upon conversion).
     (b) Mandatory Conversion. On the Mandatory Conversion Date, all shares of Series A Preferred Stock then issued and outstanding shall, automatically and without further action on the part of the Corporation, any holder thereof or the Conversion Agent, be converted into shares of Common Stock on the terms described below. The Corporation shall, promptly after the occurrence thereof, publicly announce, or otherwise provide notice to holders of Series A Preferred Stock of, the occurrence of the Mandatory Conversion Date and, in connection with such announcement or notice, in addition to any information required by applicable law or regulation, shall provide information regarding (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and (iii) the total number of shares of Series A Common Stock issued as a result of the occurrence of the Mandatory Conversion Date. On the Mandatory Conversion Date, the

shares of Series A Preferred Stock so converted will be cancelled and will cease to be issued and outstanding (and all rights of a holder of such Series A Preferred Stock (in its capacity as such) shall terminate without further liability to the Corporation effective as of the Mandatory Conversion Date) and the Common Stock issued upon such conversion in respect thereof shall be issued and outstanding (and no holder of shares of Series A Preferred Stock shall have any rights in respect of such Common Stock issued upon conversion prior to the Mandatory Conversion Date).
     (c) Effect of Conversion. The Corporation shall, in exchange for each share of Series A Preferred Stock and, to the extent certificated, upon surrender by the holder thereof to the Conversion Agent of the certificate representing such share of Series A Preferred Stock so converted, issue to such holder a number of shares of Common Stock equal to the quotient determined by dividing (a) the Accrued Value as of the Conversion Date (including any increase in Stated Value as a result of dividend payments that are paid in-kind), by (b) the Conversion Price then in effect. The initial “Conversion Price” shall be $41.30 and shall be subject to adjustment as expressly provided in this Section 8(c). If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) one or more series of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced; and if the Corporation at any time combines (by reverse stock split or otherwise) one or more series of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
     (d) Obligations of Corporation on Conversion. As promptly as practicable after a conversion has been effected, the Corporation shall, or shall cause the Conversion Agent to, deliver to the converting holder:
          (i) to the extent certificated, a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and
          (ii) to the extent certificated, a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.
     (e) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series A Preferred Stock.
     (f) Taxes and Governmental Matters. To the extent certificated, the issuance of certificates for shares of Common Stock pursuant to this Section 8 shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided that the Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery, or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the Corporation’s satisfaction, that such tax has been paid or is not payable.
     (g) Other Obligations of the Corporation in Respect of Conversions. Upon any conversion of any share of Series A Preferred Stock, the Corporation shall, subject to the obligations of the holder of Series A Preferred Stock set forth in Section 8(f), take all such actions as are necessary in order to assure that the Common Stock issuable upon such conversion shall be validly duly authorized, validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The Corporation shall use commercially reasonable efforts to assist any holder of Series A Preferred Stock to ensure that shares of Common Stock issuable upon conversion may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be delivered as promptly as practicable by the Corporation upon each such issuance).
     (h) Fractional Shares. Upon a conversion, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock if it elects, if otherwise permitted, to make a cash payment in respect of any final fraction of a share based on the Closing Price of the Common Stock on the Conversion Date or the Mandatory Conversion Date, as applicable (after aggregating all fractional shares of each holder).
     (i) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive shares of Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date or Mandatory Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on such Conversion Date or Mandatory Conversion Date, as applicable. In the event that a holder of Series A Preferred Stock shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder shown on the records of the Corporation in any manner the Corporation in good faith deems reasonable.
     Section 9. Organic Changes.
     (a) In the event of an Organic Change, in each case in which holders of Common Stock would be entitled to receive cash, securities or other property for their shares of Common Stock, each share of Series A Preferred Stock outstanding immediately prior to such Organic Change shall (subject to redemption or conversion of such share in accordance with this

Certificate of Designations), without the consent of the holder thereof, upon the consummation of such Organic Change, become convertible into, in lieu of shares of Common Stock, the cash, securities and other property receivable in such Organic Change in respect of Common Stock issuable upon conversion of such share of Series A Preferred Stock (such cash, securities and other property, the “OC Property”).
     (b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in the Organic Change, then the “OC Property” that holders of Series A Preferred Stock shall be entitled to receive shall be determined at the option of such holders. The number of units of OC Property receivable with respect to each share of Series A Preferred Stock converted in connection with the Organic Change shall be determined from among the choices made available to the holders of the Common Stock based on the Conversion Price then in effect on the effective date of the Organic Change, determined as if the references to a “shares of Common Stock” in this Certificate of Designations were to “units of OC Property.”
     (c) The terms of any agreement pursuant to which an Organic Change is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9 and ensuring that the Series A Preferred Stock (or any replacement security) will be similarly adjusted upon any subsequent transaction involving such successor or surviving entity constituting an Organic Change.
     (d) The Corporation shall provide written notice to the holders of the Series A Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place and such written notice shall include, without limitation, the kind and amount of the cash, securities or other property that constitutes the OC Property. Failure to deliver such notice shall not affect the operation of this Section 9 or the validity of any Organic Change.
     Section 10. Status of Converted, Redeemed or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise redeemed or purchased by the Corporation, shall be retired and shall resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.
     Section 11. Preemptive Rights. Holders of Series A Preferred Stock shall not have any preemptive rights.
     Section 12. Transferability. Shares of Series A Preferred Stock shall be freely transferable, in whole or in part, without the need to obtain consent of the Corporation to assign or transfer any such shares, upon the books of the Corporation by the registered holder thereof or by a duly authorized attorney.
     Section 13. Replacement. To the extent certificated, the Corporation may issue a new Series A Preferred Stock certificate in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
     Section 14. Withholding. All payments and distributions (or deemed payments and distributions) on the shares of Series A Preferred Stock, including, without limitation, issuance of shares of Common Stock upon conversion of the Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.
     Section 15. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.
     Section 16. Notices.
     (a) To Holders. All public announcements, notices or communications to the holders of, or otherwise in respect of, the Series A Preferred Stock shall be given or delivered for purposes of this Certificate of Designations if given in writing and delivered in person or by first class mail, postage prepaid at the address of any such holder set forth in the records of the Corporation. To the extent permitted by applicable law, all public announcements, notices or communications shall also be given or delivered for purposes of this Certificate of Designations if filed with the United States Securities Exchange Commission on Form 8-K or otherwise given or delivered in such manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Furthermore, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given or delivered to the holders of the Series A Preferred Stock in any manner permitted by such facility and such notices will be deemed given and delivered in compliance with this Certificate of Designations.
     (b) To the Corporation. All notices or communications to the Corporation shall be deemed given and delivered to the Corporation if given in writing and delivered in person or by first class mail, postage prepaid to the Corporation’s principal place of business.
     Section 17. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other those as expressly set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation. The Corporation may, in its sole discretion, but shall not be required to, issue certificates representing shares of Series A Preferred Stock.

     IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation by its                                          this                      day of November 2009.

LEAR CORPORATION
By:
Name:
Title: